Exhibit 99.1

Hawk Systems Inc. Signs Letter of Intent with First United for ATM Touch & Go POS Biometric Security Technology

BOCA RATON, Fla., May 10, 2010 (BUSINESS WIRE) --

Hawk System Inc. (OTCBB:HWSY) announced that the Company in conjunction with First United, Inc. have agreed to install up to six (6) Hawk Systems identification software into up to 6 ATM machines in the New York Metropolitan area on a pilot program basis. If First United Inc. deems the project to be successful; the Company anticipates that the Company will install systems through out the entire First United network.

"This is an exciting project for Hawk Systems and enables us to prove the commercial viability of our product in practical consumer oriented applications," said Michael Diamant, Chief Executive Officer of the Company.

About Hawk Systems, Inc.: Hawk Systems, Inc. is a developer of innovative fingerprint Authentication technology that it believes offers high degrees of security, convenience, and ease of use in applications such as automobile locks and potentially identity theft protection. The Company believes that this type of technology can also be used for security in banking, healthcare, hotel/casino operations, employee time clock and attendance, stadium security, sporting and gaming applications where identity management is required.

Hawk Systems, Inc.'s current product offerings are based on US Patent 6,927,668 The Hawk Print Access Security System (PASS) and pending patent US Patent Application SN 11/622,48, The Hawk Touch & Go POS. It is the Company intent to file additional process patents as warranted to further expand its product offerings.

As the level of security breaches and transaction fraud increases, the Company believes the need for highly secure identification and personal verification technologies is becoming apparent. One solution to providing highly secure identification and personal verification solutions is the extensive array of existing biometric technologies, including fingerprint scanning.

Traditional fingerprint scanning technology uses an image of the surface of the finger to match and authenticate access. This approach has two potential drawbacks, the size of the image for storage (if it is high resolution) and the potential for identity theft if the image data is compromised. Hawk Systems utilizes sensors that "read" via low power radio frequency signals to read beneath the skin's surface to the living skin layer where the true fingerprint resides. Unlike all other fingerprint technologies, these sensors are capable of reading virtually every fingerprint every time, regardless of skin conditions. The fingerprint is then translated via a patented algorithm into a numeric sequence, which requires significantly less data storage and eliminates the potential for sensitive personal data compromise.

This press release and our other communications and statements may contain "forward-looking statements," including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "target," "goal," and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended December 31, 2009 "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statements, except as required by law.

SOURCE: Hawk System Inc.

Hawk Systems, Inc.

Michael Diamant, 561-962-2885